Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
Susquehanna Media Co.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report includes an explanatory paragraph that describes the Company’s change in accounting for goodwill and intangible assets in 2002.

/s/ KPMG LLP
Harrisburg, PA
April 30, 2003